Exhibit 99.1

MediciNova Reports First Quarter 2011 Results

MediciNova Management to Host a Conference Call to Discuss First Quarter 2011 Results

Today, May 17, at 4:30pm(EDT)

SAN DIEGO, Calif. – May 17, 2011 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Jasdaq Market of the Osaka Securities Exchange (Code Number: 4875), yesterday reported financial results for the first quarter ended March 31, 2011 through the filing of its quarterly report on Form 10-Q.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which was filed May 16, 2011 and is available through investors.medicinova.com.

Financial Results

For the quarter ended March 31, 2011, MediciNova reported a net loss of $5.7 million, or $0.45 per share, compared to a net loss of $5.2 million, or $0.42 per share, for the same period last year. There were no revenues for the quarter ended March 31, 2011 or March 31, 2010. Research and development expenses were $2.6 million for the quarter ended March 31, 2011, compared to $2.9 million for the quarter ended March 31, 2010. The decrease in research and development expenses was due to a decrease in spending on our prioritized asset MN-221 for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease (COPD) primarily due to the completion of the COPD clinical trial in 2010. The reduced spending on our prioritized asset MN-166/AV411 was due to the completion of preclinical work in 2010, offset by severance payments in connection with the reduction-in-force that occurred in January 2011. General and administrative expenses were $2.4 million for the quarter ended March 31, 2011, compared to $2.3 million for the quarter ended March 31, 2010. The increase in general and administrative expenses was primarily due to severance payments in connection with terminations in the first quarter 2011, offset by a reduction in stock based compensation expenses.

At March 31, 2011, we had $31.4 million in cash and cash equivalents (excluding restricted cash), as compared to $15.6 million of cash and cash equivalents at March 31, 2010. Restricted cash of $28.7 million would be included in our capital resources if the holders of the convertible notes convert them into our common stock at a conversion price of $6.80 per share prior to their maturity. As described below, on March 29, 2011 we received net proceeds of approximately $7.9 million from an underwritten public offering and on April 1, 2011 we paid approximately $15.2 million in principal, interest, and fees to retire our outstanding loan with Oxford Finance Corporation.

Recent Highlights

•	On March 3, 2011, we announced the signing of a letter of intent for the formation of a Joint Venture Company to develop and commercialize MediciNova’s MN-221 in China.

“The formation of the Joint Venture Company with Zhejiang Medicine Co., Ltd. provides a unique opportunity to advance the development of MN-221 with a very successful Chinese pharmaceutical partner,” said Yuichi Iwaki M.D., Ph.D., Chief Executive Officer of MediciNova, Inc. Chunbo Li, Chairman of Zhejiang Medicine Co., Ltd., commented, “This JV can provide an enabling path for MN-221 as a promising therapeutic to become available to the millions of patients in China who suffer from acute bronchospasm. We are very pleased to be joining with MediciNova in providing better solutions for asthma patients”

•

On March 9, 2011, we announced that we received a Notice of Allowance from the U.S. Patent and Trademark Office for a pending patent application, which covers the use of Ibudilast (MN-166/AV411) for the treatment of opioid addiction or dependence or withdrawal syndrome. Ibudilast is the company’s lead drug candidate for certain neurological conditions, including neuropathic pain, drug addiction and progressive multiple sclerosis.

•

On March 23, 2011, we announced a firm-commitment underwritten public offering of 2,750,000 units at a price to the public of $3.00 per unit for gross proceeds of $8.25 million. Each unit consists of one share of common stock, and a warrant to purchase one share of common stock. The shares of common stock and warrants are immediately separable and were issued separately. The warrants are exercisable immediately upon issuance, have a five-year term and an exercise price of $3.56 per share. On March 24, 2011, the underwriter exercised 50,666 units of its 412,500 unit overallotment. On March 29, 2011, we received net proceeds of approximately $7.9 million, after underwriter discount and underwriter expenses and no warrants exercised.

•

On April 1, 2011 we paid approximately $15.2 million in principal, interest, and fees to retire our outstanding loan with Oxford Finance Corporation. As part of the agreement to repay the debt, Oxford waived the prepayment fee of approximately $437,000.

•

On May 5, 2011, we entered into an at-the-market issuance sales agreement, (sales agreement) with McNicoll, Lewis & Vlak LLC (MLV), pursuant to which we may issue and sell shares of our common stock having an aggregate offering price of up to $15.0 million from time to time through MLV as our sales agent.

“Already in 2011 we have made significant progress as a company. The clinical development of MN-221 has been very promising and significant. We continue to be encouraged by the ongoing enrollment of our MN-221-CL-007 trial and expect to announce results by the end of this year,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “We are also very pleased with our ongoing business development discussions regarding our ibudilast program and look forward to completing a partnership enabling its future clinical development.”

Conference Call/Webcast Information

MediciNova will host a conference call and audio webcast to present first quarter 2011 results followed by a question and answer session with members of management. Management on the call will include Dr. Yuichi Iwaki, the President and Chief Executive Officer, Michael Coffee, the Chief Business Officer and Interim-Chief Financial Officer, and Dr. Kirk Johnson, the Chief Scientific Officer. The call is scheduled for today, May 17, at 4:30 P.M.(EDT).

To participate in this call, dial 800-215-2410 (domestic), 617-597-5410 (international), passcode: 52687041, shortly before 4:30 P.M.(EDT). For a limited period following the call, a replay of the call will be available, beginning at 7:30 P.M.(EDT); the replay can be accessed by calling 888-286-8010 (domestic), 617-801-6888 (international), passcode: 39430302. The audio webcast will be available on MediciNova’s investor relations website (http://investors.medicinova.com) for approximately 60 days following the call.

About MediciNova

MediciNova, Inc. is a publicly traded biopharmaceutical company founded upon acquiring and developing novel, small-molecule therapeutics for the treatment of serious diseases with a commercial focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential, and patent coverage of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis and other neurologic conditions, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus on its two prioritized product candidates, MN-221, for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations, and Ibudilast (MN-166/AV411), for the treatment of multiple sclerosis, chronic pain, spinal cord injury, or drug addiction. Each drug candidate is involved in clinical trials under U.S. and Investigator INDs. MediciNova is engaged in strategic partnering discussions to support further development of the MN-221 and Ibudilast programs. Additionally, MediciNova will seek to monetize opportunistically its other pipeline candidates. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our portfolio of clinical and preclinical product candidates. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials, product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, risks regarding intellectual property rights in product candidates and the ability to defend and enforce such intellectual property rights, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the regulatory authorities, MediciNova’s collaborations with third parties, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

CONTACT: MediciNova, Inc.

Mark Johnson, Investor Relations

(858) 373-1500

info@medicinova.com

MEDICINOVA, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,379,857	$28,252,204
Restricted cash	28,652,977	28,688,892
Restricted investment	—	623,751
Restricted letter of credit	—	47
Prepaid expenses and other current assets	848,876	779,103

Total current assets	60,881,710	58,343,997
Goodwill	9,600,241	9,600,241
In-process research and development	4,800,000	4,800,000
Property and equipment, net	52,665	65,209
Other assets	103,296	124,722

Total assets	$75,437,912	$72,934,169

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$873,886	$1,099,625
Management transition plan liability	—	623,751
Debt	13,751,932	4,951,610
Convertible notes	28,621,640	28,626,296
Escrow holdback	47	47
Accrued expenses	2,566,072	1,133,273
Income taxes payable	1,379	6,847
Accrued compensation and related expenses	502,011	348,755

Total current liabilities	46,316,967	36,790,204
Deferred tax liability	1,956,000	1,956,000
Long-term debt, less current portion	—	9,483,605

Total liabilities	48,272,967	48,229,809
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 500,000 shares authorized at March 31, 2011 and December 31, 2010; no shares outstanding at March 31, 2011 and December 31, 2010	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized at March 31, 2011 and December 31, 2010; 15,290,839 and 12,482,867 shares issued at March 31, 2011 and December 31, 2010, respectively, and 15,248,930 and 12,439,132 shares outstanding at March 31, 2011 and December 31, 2010, respectively	15,291	12,484
Additional paid-in capital	301,601,079	293,483,920
Accumulated other comprehensive loss	(63,359)	(55,702)
Treasury stock, at cost; 41,909 shares at March 31, 2011 and 43,735 shares at December 31, 2010	(1,193,930)	(1,197,935)
Deficit accumulated during the development stage	(273,194,136)	(267,538,407)

Total stockholders’ equity	27,164,945	24,704,360

Total liabilities and stockholders’ equity	$75,437,912	$72,934,169

MEDICINOVA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Period from September 26, 2000 (inception) to March 31, 2011
	2011	2010
Revenues	$—	$—	$1,558,227
Operating expenses:
Cost of revenues	—	—	1,258,421
Research and development	2,623,898	2,949,456	156,880,742
General and administrative	2,352,476	2,286,952	99,551,285

Total operating expenses	4,976,374	5,236,408	257,690,448

Operating loss	(4,976,374)	(5,236,408)	(256,132,221)
Impairment charge on investment securities	—	(7,479)	(1,735,212)
Foreign exchange gain/(loss)	358	(3,746)	(97,468)
Other expense	(52,733)	(31,307)	(233,240)
Interest expense	(652,387)	(44,174)	(2,663,112)
Other income	25,406	161,113	19,083,483
Income taxes	—	751	(53,244)

Net loss	(5,655,730)	(5,161,250)	(241,831,014)
Accretion to redemption value of redeemable convertible preferred stock	—	—	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	—	—	(31,264,677)

Net loss applicable to common stockholders	$(5,655,730)	$(5,161,250)	$(273,194,136)

Basic and diluted net loss per common share	$(0.45)	$(0.42)

Shares used to compute basic and diluted net loss per common share	12,547,759	12,269,102